Exhibit 10.18

TIFFANY AND COMPANY
EXECUTIVE DEFERRAL PLAN
AMENDED AND RESTATED AS OF JANUARY 19, 2017

WHEREAS, effective October 1, 1989, Tiffany and Company, a New York corporation, established an unfunded executive deferral plan for the benefit of a select group of management or highly compensated employees;

WHEREAS, effective October 1, 1998, Tiffany and Company amended such plan to permit additional executives and the directors of its parent corporation, Tiffany & Co., a Delaware corporation, to participate and to provide certain additional alternatives with respect to compensation deferred in accordance with such plan;

WHEREAS, effective January 1, 2003, Tiffany and Company and its parent corporation further amended such plan to (i) eliminate Education Accounts, (ii) provide for the establishment of an unlimited number of Fixed Period Benefit subaccounts for pre-Retirement distributions, (iii) permit elections for deferral of Bonus Compensation to be made during the Plan Year that immediately proceeds the Plan Year in which such Bonus Compensation would otherwise be paid but limit deferral of Bonus Compensation to 90% of Bonus Compensation, (iv) allow the Administrator to make hardship distributions in circumstances that may or may not result from a Disability, (v) allow Participants to make daily changes in the Investment Funds used to value their respective Deferred Benefit Accounts, (vi) vary the Investment Funds available for such purposes and (vii) extend the Enrollment Period to the months of November and December each year.

WHEREAS, effective November 1, 2005, Tiffany and Company and its parent corporation further amended such plan to (i) permit executives of Iridesse, Inc. to participate, (ii) bring the plan into compliance with Section 409A of the Code as follows: (a) by requiring a recently Eligible Employee who wishes to participate in the year he becomes eligible to make a written election to become a Participant within thirty (30) days of his becoming eligible; (b) by requiring that Participants who wish to defer Bonus Compensation elect to do so no later than six months before the end of the fiscal year to which such Bonus Compensation relates; (c) by requiring that elections to change the time and form of a distribution (i) be made at least twelve months in advance, and (ii) not defer distribution for a period of less than five years from the date such distribution would otherwise have been made; (d) requiring that Specified Employees not receive certain distributions resulting from a Termination of Service earlier than six months after the date of the Termination of Service; (e) providing that, in the event of plan termination, the Employer shall pay a benefit to the Participant or his Beneficiary as otherwise required under the plan; and (f) decreasing the minimum Retirement Account balance eligible for distribution on an installment basis; and (iii) make other miscellaneous modifications.

WHEREAS, effective January 1, 2006, Tiffany and Company and its parent corporation further amended such plan to change the Enrollment Period to the months of January through June each year, and to update such plan to reflect current operational practices.

WHEREAS, effective December 31, 2008, Tiffany and Company further amended such plan to change the definition of Termination of Service to ensure compliance with Section 409A of the Code.

WHEREAS, effective August 1, 2009, Tiffany and Company and its parent corporation further amended such plan to permit redirection of past contributions amongst Retirement Accounts.

WHEREAS, effective as of February 1, 2010, Tiffany and Company and its parent corporation further amended such plan to provide benefits for eligible participants whose DCRB contributions under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan are limited by the Internal Revenue Code.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

WHEREAS, effective as of September 4, 2012, Tiffany and Company and its parent corporation further amended such plan to vary the Investment Funds used to value Deferred Benefit Accounts.

WHEREAS, effective as of July 1, 2013, Tiffany and Company and its parent corporation further amended such plan to vary the Investment Funds used to value Deferred Benefit Accounts and to authorize Tiffany and Company to vary the Investment Funds due to underperformance, in the absence of approval from the parent corporation.

WHEREAS, effective as of March 17, 2016, Tiffany and Company and its parent corporation further amended such plan to revise the terms of the Non-Competition and Confidentiality Covenants.

WHEREAS, effective as of January 19, 2017, Tiffany and Company and its parent corporation further amended such plan to revise the terms of the Non-Competition and Confidentiality Covenants.

WHEREAS, the purpose of the plan is to provide selected executives and directors an opportunity to defer a portion of their compensation in a manner best suited to each participant’s individual needs.

NOW, THEREFORE, to carry the above intentions into effect, Tiffany and Company does enter into this Amended and Restated Plan effective as of January 19, 2017.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

This Plan shall be known as the
TIFFANY AND COMPANY
EXECUTIVE DEFERRAL PLAN

ARTICLE I
DEFINITIONS

“Administrator” means the individual appointed to administer the Plan pursuant to
Article VII.

“Affiliate” means, with reference to any Person, any second Person that controls, is controlled by, or is under common control with, any such first Person, directly or indirectly.

“Base Compensation” means a Participant’s salary and wages, including Executive Deferral Contributions made hereunder and any pretax elective deferrals to any Employer sponsored retirement savings plan or cafeteria plan, qualified pursuant to Section 401(k) or Section 125 of the Code, but excluding bonuses and overtime, all other Employer contributions to benefit plans, remuneration attributable to Employer sponsored stock option plans and all other forms of remuneration or reimbursement.

“Beneficiary” means the person, persons, trust or other entity, designated by written revocable designation filed with the Administrator by the Participant to receive payments in the event of the Participant’s death. If a designated Beneficiary does not survive the Participant or if no Beneficiary is designated as provided above, the Beneficiary shall be the legal representative of the Participant’s estate. If a designated Beneficiary survives the Participant but dies before payment in full of benefits under this Plan has been made, the legal representative of such Beneficiary’s estate shall become the Beneficiary. References to a Participant in this Plan in connection with payments hereunder shall also refer to such Participant’s Beneficiary unless the context clearly requires otherwise.

“Benefit Distribution Date” means a future date (or dates) selected by a Participant during the applicable Enrollment Period within guidelines established by the Administrator, as

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

adjusted as permitted in this Plan, on which the Participant shall be entitled to a benefit pursuant to this Plan equal to all or a designated portion of the balance of his Fixed Period Benefit Account.

“Board” means the Board of Directors of Tiffany and Company, a New York corporation.

“Bonus Compensation” means cash compensation paid to a Participant, excluding Base Compensation, under the Employer’s bonus program or programs (including, but not limited to cash Incentive Awards under Section 8 of Parent’s 1998 Employee Incentive Plan or Section 8 of Parent’s 2005 Incentive Plan), as such may exist and be modified from time to time, and payable to a Participant following the conclusion of the Employer’s fiscal year in respect of service performed at any time during such fiscal year.

“Cause” means a termination of Participant’s employment, involuntary on Participant’s part, which is the result of:

(i)
Participant’s conviction or plea of no contest to a felony involving financial impropriety or a felony which would tend to subject the Employer or any of its Affiliates to public criticism or materially interfere with Participant’s continued service to the Employer or its Affiliate;

(ii)
Participant’s willful and unauthorized disclosure of material “Confidential Information” (as that term is defined in the Non-Competition and Confidentiality Covenants) which disclosure is in breach of such Covenants and actually results in substantive harm to the Employer’s or its Affiliate’s business or puts such business at an actual competitive disadvantage;

(iii)
Participant’s willful failure or refusal to perform substantially all such proper and achievable directives issued by Participant’s superior (other than: (A) any such failure resulting from Participant’s incapacity due to physical or mental illness, or (B) any such refusal made by Participant in good faith because Participant believes such directives to be illegal, unethical or immoral) after a written demand for substantial performance is delivered to Participant on behalf of Employer, which demand specifically identifies the manner in which Participant has not

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

substantially performed Participant’s duties, and which performance is not substantially corrected by Participant within ten (10) days of receipt of such demand;

(iv)
Participant’s commission of any willful act which is intended by Participant to result in his personal enrichment at the expense of the Employer or any of its Affiliates, or which could reasonably be expected by him to materially injure the reputation, business or business relationships of the Employer or any of its Affiliates;

(v)	A theft, fraud or embezzlement perpetrated by Participant upon Employer or any of its Affiliates.

For purposes of this definition, no act or failure to act on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant in bad faith toward, or without reasonable belief that such action or omission was in the best interests of, Employer or its Affiliate. Notwithstanding the foregoing, Participant shall not be deemed to have been terminated for Cause for the purposes of this Plan unless and until there shall have been delivered to Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4th) of the entire membership of the Board (exclusive of the Participant if Participant is a member of such Board) at a meeting called and held for such purpose (after reasonable notice to Participant and an opportunity for Participant, together with counsel for Participant, to be heard before such Board), finding that, in the good faith opinion of such Board, Cause exists as set forth above.

“Committee” means the Board of Directors of Tiffany, which shall have authority over this Plan.

“Compensation” means Base Compensation, Bonus Compensation and Directors Compensation in the aggregate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“DCRB Contribution” shall have the meaning given such term under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan.

“DCRB Plan” means the portion of the Tiffany & Co. Employee Profit Sharing and

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Retirement Savings Plan providing for “DCRB Contributions” as defined under such plan.

“Deferral Agreement” means a written or electronic agreement between a Participant and the Employer, whereby a Participant agrees to defer a portion of his Compensation and the Employer agrees to provide benefits pursuant to the provisions of this Plan.

“Deferred Benefit Accounts” mean Retirement Accounts and Scheduled In-Service Withdrawal Accounts.

“Determination Date” shall mean the last business day of every month, for each Participant, his date of death, Retirement, or other termination of services with Employer and, with respect to Independent Directors only, termination of service as a Director.

“Director” means a member of Parent’s Board of Directors.

“Directors Compensation” means a Director’s annual retainer and any incremental annual retainer paid or payable by Parent to Director for service as a Director, including any per-meeting-attended compensation, but excluding Parent’s contributions to benefit and retirement plans, remuneration attributable to Parent-sponsored stock option plans and all other forms of remuneration or reimbursement.

“Disability” means a condition such that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of Participant’s Employer.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

“Education Account” means a Deferred Benefit Account established pursuant to
Section 4.1.

“Effective Date” means October 1, 1989.

“Eligible Student” means an individual who is a relative of a Participant and who is younger than the age of 14 when a subaccount is initially established, pursuant to Section 4.3B.

“Eligible Employees” means Directors, all officers of the Employer, “director”-level employees of Employer, and such other management and other highly compensated employees of the Employer as identified and approved by the Committee.

“Employer” means Tiffany, Parent, and Irridesse, or any other business entity which adopts this Plan with consent of the Board of Directors of Parent.

“Enrollment Period” means, with respect to any Plan Year, the months of January through June in the year preceding such Plan Year. The Enrollment Period may be extended through July in the year preceding such Plan Year, upon an Eligible Employee’s request and at the Administrator’s discretion. With respect to a person who becomes an Eligible Employee during the course of a Plan Year, in respect of such Plan Year the Enrollment Period means the thirty day period following the date he becomes an Eligible Employee.

“Excess DCRB Contribution” means the Plan contribution described in Sections 3.3 and 3.4.

“Executive Deferral Contribution” means the Plan contribution described in Section 3.2.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

“Fixed Period Benefit Account” means a Deferred Benefit Account established pursuant to Section 4.3C.

“Independent Director” means a Director who is not an employee of Employer at the time Participation in this Plan commences.

“Investment Fund” or “Fund” means any one of the investment funds described in Schedule 4.5 which shall serve as means to measure value increases or decreases with respect to a Participant’s Deferred Benefit Accounts.

“Iridesse” means Iridesse, Inc., a Delaware corporation, and any successor organization.

“Non-Competition and Confidentiality Covenants” means an instrument in substantially the form of Exhibit A attached duly completed and executed by a Participant who is eligible to receive an Excess DCRB Contribution.

“Parent” means Tiffany & Co., a Delaware corporation, and any successor organization.

“Participant” means any Eligible Employee who has met the conditions for participation as set forth in Article II.

“Permitted Retirement Age” means that date on which the Participant has attained age 55, provided that if the Participant is an Independent Director the Permitted Retirement Age for such Participant shall be his age on the date his participation in the Plan commenced.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

“Plan” means the Tiffany and Company Executive Deferral Plan as described in this instrument, as amended from time to time.

“Plan Year” means the period from the November 1, 1989 through December 31, 1989 and thereafter, the twelve (12) consecutive month period beginning on each January 1 and ending on each December 31.

“Pre-2005 Balances” means Deferred Benefit Account balances as of December 31, 2004, including any Investment Fund performance subsequent to December 31, 2004 (i) credited to such Accounts and (ii) attributable to balances as of December 31, 2004.

“Retirement” means any Termination of Service by a Participant after attaining his Permitted Retirement Age, provided that if the Participant is an Independent Director, Retirement shall mean any Termination of Service after attaining his Permitted Retirement Age.

“Scheduled In-Service Withdrawal Account” means an Education Account or a Fixed Period Benefit Account, provided that, on and after January 1, 2003, all Education Accounts shall be converted to Fixed Period Benefit Accounts.

“Select Management Employee” means an Eligible Employee who has been appointed by the Board as an officer of Tiffany and Company with the title of Vice President, Group Vice President, Senior Vice President, Executive Vice President, President, Chairman of the Board, chief operating officer, or who otherwise has been specifically designated a Select Management Employee by the Board. For the purpose of this definition, once a person has been appointed a Select Management Employee, he or she will be deemed, for the purposes of this Plan, to remain a Select Management Employee, regardless of any subsequent change in title or responsibility. Notwithstanding the foregoing, the term “Select Management Employee” does not include any person (a) whose principal place of work is outside the United States and (b) who is paid his

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Compensation from a foreign bank or bank branch or who is eligible to receive retirement, severance or similar benefits under foreign law or as a result of foreign custom.

“Specified Amount” means $130,000, adjusted as provided in Section 416(i)(1)(A) of the Code.

“Specified Employee” means (a) a Participant who is (i) an officer of the Employer by which such Participant is employed and (ii) who has an annual compensation greater than the Specified Amount, (b) a Participant who is a five-percent owner of the Employer by which such Participant is employed, or (c) a Participant who is a one-percent owner of the Employer by which such Participant is employed and having an annual compensation from the Employer of more than $150,000. Status as a Specified Employee shall be determined as of the December 31 most recently preceding Participant’s Termination of Service date.

“Termination of Service” means:

(a)
with respect to Participant who is not an Independent Director, a termination of services provided by the Participant to the Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations. In determining whether a Participant who is not an Independent Director has experienced a Termination of Service, the following provisions shall apply:

(i)
Termination of Service shall occur when the Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Participant for the Employer after the applicable date, or (B) that the level of bona fide services the Participant

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

(ii)
If the Participant is on military leave, sick leave, or other bona fide leave of absence, other than a Disability leave, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)
With respect to a Participant who is an Independent Director, a “Termination of Service” shall occur when such Participant ceases to be a Director, provided that Director and Employer do not anticipate resumption of services as a Director or Employee.

(c)	With respect to a Participant who serves simultaneously as a Director and an employee of Employer, a Termination of Service shall occur as described in

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

paragraph (a) above for all contributions prior to such Termination of Service. Should such Participant continue as a Director following a Termination of Service pursuant to section (a) above, and continue executive deferral contributions under the Plan as an Independent Director, a Termination of Service shall occur pursuant to section (b) above for the purposes of such executive deferral contributions.

“Tiffany” means Tiffany and Company, a New York corporation, and any successor organization.

“Retirement Account” means a Deferred Benefit Account established pursuant to Section 4.1.

“Vested” means that portion of a Participant’s Deferred Benefit Accounts to which the Participant has a nonforfeitable right as defined in Section 5.1.

“Treasury Regulations” means the Treasury Regulations promulgated pursuant to the Code, as amended from time to time.

ARTICLE II
MEMBERSHIP IN THE PLAN

2.1
Commencement of Participation. Each Eligible Employee who is an Eligible Employee at any time during the Enrollment Period for any Plan Year shall be eligible to become a Participant in the Plan as of the first day of such Plan Year. Notwithstanding the foregoing, but subject to the limitation expressed in Subsection 3.2 F below, each employee or Director who first becomes an Eligible Employee throughout the course of the Plan Year shall be eligible to become a Participant with respect to said Plan Year as of the first day of the month that is at least thirty (30) days after he is designated as an Eligible Employee provided that he shall have made a written election to become a Participant within thirty (30) days of such designation and provided further that such election shall not be effective with respect to

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Compensation earned for services performed prior to the date of such election. Moreover, effective on and after February 1, 2010, if an Eligible Employee who is also a Select Management Employee is entitled to a DCRB Contribution under the DCRB Plan, and such DCRB Contribution is curtailed by reason of the limitations under Sections 401(a)(17) or 415 of the Code, the Eligible Employee shall receive an Excess DCRB Contribution under this Plan effective as of the date that such DCRB Contribution is made under the DCRB Plan regardless of whether the Eligible Employee has elected to participate in this Plan for any other purpose.

2.2
Procedure For and Effect of Admission. Each individual who becomes eligible for admission to participate in this Plan shall complete such forms and provide such data as are reasonably required by the Employer as a condition of such admission. By becoming a Participant, each individual shall for all purposes be deemed conclusively to have assented to the provisions of this Plan and all amendments hereto.

2.3
Cessation of Participation. Except as provided in Section 3.4C, a Participant shall cease to be a Participant when he incurs a Termination of Service, or, for purposes of Excess DCRB Contributions, on the date on which he ceases to be a participant under the DCRB Plan. Such persons, and all active Participants on the termination of the Plan, shall be deemed “former active Participants”. Notwithstanding the foregoing, a former active Participant will be deemed a Participant, for all purposes of this Plan except with respect to contributions as described in Article III, as long as such former active Participant retains a benefit pursuant to the terms of Article VI.

ARTICLE III
PLAN CONTRIBUTIONS

3.1	Executive Deferral Contribution. For each Plan Year, each Eligible Employee may, by timely filing a Deferral Agreement with the Administrator, authorize the

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Employer to reduce his Base Compensation, his Bonus Compensation, his Directors Compensation or any combination of the foregoing, by fixed percentages, and to have corresponding fixed dollar amounts credited to his Deferred Benefit Accounts in accordance with Section 4.2. Credit to Deferred Benefit Accounts shall be made in equal installments for each pay period in respect of Base Compensation reductions and in a lump sum for each payment in respect of Bonus Compensation and Directors Compensation reductions. Subject to the rules set forth in Section 3.2 below, each Eligible Employee shall file a Deferral Agreement with the Administrator or his appointee during the applicable Enrollment Period for each Plan Year.

3.2	Rules Governing Executive Deferral Contributions.

A.    Throughout any one Plan Year, a Participant may defer all or any portion of his Compensation, except that a Participant may not defer: less than $2,000 in any Plan Year ending on or before December 31, 2002 or less than $1,000 in any other Plan Year (except Plan Years in which the Participant elects not to defer any portion of his Compensation); more than 50% of Base Compensation in any Plan Year; or more than 90% of Bonus Compensation payable in any Plan Year ending after December 31, 2002; or, for a person who becomes an Eligible Employee during the course of a Plan Year, any portion of Base Compensation or Bonus Compensation applicable to services performed prior to the Eligible Employee’s date of election in that Plan Year.

B.    The amount of Compensation that a Participant elects to defer shall be credited to the    Participant’s Deferred Benefit Accounts during each Plan Year on or about that date on which the Participant would have, but for his deferral election, have been paid such Compensation.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

C.    An election to defer Compensation pursuant to this Plan is irrevocable and shall continue until the earlier of: (i) the Participant’s Termination of Service, or (ii) the end of the Plan Year for which the deferral is effective.

D.    In respect of Bonus Compensation, an election to defer must be made no later than six months before the end of the fiscal year with respect to which such Bonus Compensation relates.

E.    Except as expressly provided in subsection D. above, each Eligible Employee shall file a Deferral Agreement with the Administrator during the applicable Enrollment Period for the Plan Year in question.

F.    No person who becomes an Eligible Employee during the course of Employer’s Fiscal Year may file a Deferral Agreement with respect to Bonus Compensation for that Fiscal Year except as expressly provided in subsection D. above.

3.3
Excess DCRB Contribution. Effective on and after February 1, 2010, if an Eligible Employee who is also a Select Management Employee is entitled to a DCRB Contribution under the DCRB Plan, and such DCRB Contribution is curtailed by reason of the limitations under Sections 401(a)(17) or 415 of the Code, the Eligible Employee shall have an Excess DCRB Contribution credited to his Deferred Benefit Accounts in accordance with Section 4.2 effective as of the date such DCRB Contribution is made under the DCRB Plan, regardless of whether the Eligible Employee has elected to participate in this Plan for any other purpose.

3.4	Rules Governing Excess DCRB Contributions.

A.    The amount of an Excess DCRB Contribution shall equal the excess of (i) the amount of the DCRB Contribution that would have been made under the terms of the DCRB Plan without giving effect to the limit on compensation imposed

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

by Section 401(a)(17) of the Code or the limit on annual additions imposed by Section 415 of the Code, over (ii) the actual amount of the DCRB Contribution made on behalf of such Eligible Employee.

B.    No Deferral Agreement shall be required for an Excess DCRB Contribution.

C.    If a Participant is eligible to continue receiving DCRB Contributions under the DCRB Plan while in receipt of payments under an employer-sponsored sickness or disability income plan or program, such Participant shall continue to be eligible to have allocations of Excess DCRB Contributions credited to his Deferred Benefit Accounts to the extent the requirements of Section 3.3 and this Section 3.4 are otherwise met. Such Excess DCRB Contributions may continue notwithstanding the Participant’s Termination of Service due to Disability.

ARTICLE IV
PARTICIPANT’S ACCOUNTS

4.1	Establishment of Accounts. The following Deferred Benefit Accounts shall be established with respect to each Participant:

A.    Retirement Account,

B.    Scheduled In-Service Withdrawal Accounts.

All contributions on behalf of a Participant shall be deposited to the appropriate Deferred Benefit Account, in accordance with Section 4.2.

4.2
Deferred Benefit Allocation. Each Eligible Employee shall submit to the Administrator, before the close of the Enrollment Period for each Plan Year, a written statement specifying the Eligible Employee’s allocation of anticipated

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

contributions with respect to his Deferred Benefit Accounts. Notwithstanding the foregoing, an Excess DCRB Contribution shall be allocated only to the Eligible Employee’s Retirement Account.

4.3	Suballocation Within the Deferred Benefit Accounts.

A.    Retirement Subaccounts. In the event a Participant shall allocate a portion of his anticipated contributions to his Retirement Account, he may, during each applicable Enrollment Period, direct that portion of his anticipated contributions to (i) a lump sum subaccount or to (ii) one of four installment subaccounts.

A Participant entitled to receive Excess DCRB Contributions shall be permitted to select a Retirement subaccount for such contributions that is different from the Retirement subaccount    selected for other contributions under the Plan. If a Participant entitled to receive an Excess DCRB Contribution has not selected a Retirement subaccount for such contributions, his Excess DCRB Contribution shall be allocated to the Retirement subaccount most recently selected by the Participant prior to the time such Excess DCRB Contribution is made or, if no such Retirement subaccount has been selected, to the lump sum subaccount. Notwithstanding the foregoing, if no Retirement subaccount has been selected by the Participant prior to his first Excess DCRB Contribution, the Participant shall be permitted to select a Retirement subaccount for such contribution (and for future Excess DCRB Contributions) at any time during the Enrollment Period ending in the calendar year in which such first Excess DCRB Contribution is made or such other time as may be permitted by the Administrator (but in no event later than December 31 of such calendar year).

Each Participant may only have one Retirement subaccount, except that a Participant entitled to receive Excess DCRB Contributions shall be permitted to have two Retirement subaccounts-one for Excess DCRB Contributions and

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

one for other contributions under the Plan..

Subject to Section 6.1.F below, the lump sum Retirement subaccount will be paid out in a lump sum within ninety (90) days of Retirement, and the installment Retirement subaccount will be paid in five (5), ten (10), fifteen (15) or twenty (20) annual installments, all pursuant to Section 6.1. In the absence of such designation, contributions for that Plan Year will be paid out in a lump sum as aforesaid.

Participants may, by written election made before December 31, 2006, redirect contributions made before the date of such election to Participant’s Retirement Account from the lump sum Retirement subaccount or any of the three installment Retirement subaccounts to the lump sum account or to any of the four installment subaccounts, provided (i) that each Participant shall, at the conclusion of such redirection process, have only one Retirement subaccount; and (ii) that such redirection shall not affect payments the Participant would otherwise receive in calendar year 2005 or 2006.

On and after August 1, 2009, Participants shall have a one-time option during his period of participation in the Plan to redirect, by written election, prior contributions to Participant’s Retirement Account from the lump sum Retirement subaccount or any of the four installment Retirement subaccounts to the lump sum Retirement account or to any of the four installment Retirement subaccounts, provided (i) that each Participant shall, at the conclusion of such redirection process, have only one Retirement subaccount (or two Retirement subaccounts in the case of a Participant who has received Excess DCRB Contributions and has selected a separate Retirement subaccount for such contributions); (ii) that Participant’s Retirement shall occur no earlier than one year after Participant’s written election for redirection is received by the Plan Administrator; and (iii) Participant elects that distributions under the Retirement

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Subaccount resulting from the redirection hereunder, whether in a lump sum account or any of the four installment subaccounts, shall commence five years after Participant’s Retirement. Should Participant’s Retirement occur within one year following the date on which the Plan Administrator receives the written election for redirection under this paragraph, such written election shall be deemed null and void and Participant’s prior written election shall apply. A Participant who has received Excess DCRB Contributions and has selected two Retirement subaccounts (one for Excess DCRB Contributions and one for other contributions under the Plan) shall be permitted to make the one-time election described in this paragraph with respect to each such Retirement subaccount, and such elections need not be made at the same time.

B.    Education Subaccounts. In the event a Participant shall allocate a portion of his anticipated contributions to his Education Account, the Participant may further allocate amongst subaccounts on behalf of Eligible Students. Said allocation shall be made in writing prior to the beginning of the Plan Year on Participant’s Deferral Agreement, or such other forms as are required by the Administrator. In the absence of such suballocation, all contributions to the Participant’s Education Account shall be equally allocated among the Participant’s Education subaccounts. A Participant’s election pursuant to Section 4.5 shall apply uniformly to each subaccount. A Participant, in any one Plan Year, may not allocate less than $1,000 (except in Plan Years in which the Participant elects not to defer any portion of his Compensation) to any one Education subaccount.

Notwithstanding the foregoing, no Education Accounts shall be established effective following the Plan Year ending December 31, 2002, and all Education Accounts in effect as of such date shall be converted to Fixed Period Benefit Accounts or subaccounts by filing a conversion schedule with the Administrator by which benefits payable in respect of each such Education Account and subaccount shall become payable upon a specific Benefit Distribution Date

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

provided, however, that no conversion schedule shall permit amounts accumulated pursuant to the Plan prior to January 1, 2003 to be paid to a Participant or Beneficiary prior to the time such Participant or Beneficiary would have been entitled to such payment under the Plan as it existed prior to the amendments made effective January 1, 2003.

C.    Fixed Period Benefit Subaccounts. In the event a Participant shall allocate a portion of his anticipated contributions to his Fixed Period Benefit Account, the Participant may further allocate amongst subaccounts differentiated by Benefit Distribution Dates. Said allocation shall be made in writing prior to the beginning of the Plan Year on Participant’s Deferral Agreement, or such other forms as are required by the Administrator, provided that (i) each Participant shall have a one-time option in respect of each of his Benefit Distribution Dates to change such Benefit Distribution Date to a date at least five years subsequent to such original Benefit Distribution Date and (ii) such option is exercised, if at all, at least one year prior to the original Benefit Distribution Date by written notice to the Administrator. In the absence of such suballocation, all contributions to the Participant’s Fixed Period Benefit Account shall be equally allocated among Participant’s subaccounts. A Participant’s election pursuant to Section 4.5 shall apply uniformly to each subaccount. A Participant, in any one Plan Year, may not allocate less than $1,000 (except in Plan Years in which the Participant elects not to defer any portion of his Compensation) to any one Fixed Period subaccount. For elections made prior to November of 2002, a Participant shall not elect a Benefit Distribution Date with respect to the Fixed Period Benefit Account which occurs prior to twenty-four (24) months from the date on which the first contribution to such subaccount is first credited except as provided in Section 4.1 above. For elections made in or after November of 2002, a Participant shall not elect a Benefit Distribution Date with respect to a Scheduled In-Service Withdrawal Account which occurs prior to twenty-four (24) months from the last day in the Plan Year in which such election is made.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

4.4
Irrevocable Benefit Allocation. Once an Eligible Employee has allocated anticipated contributions under the Plan and the Plan Year has begun, he may not modify, alter, amend or revoke said allocations. Notwithstanding, a Participant may, prior to the commencement of a new Plan Year, elect to modify, alter, amend or revoke his future allocations to his Deferred Benefit Accounts (other than allocations of Excess DCRB Contributions) to the extent the Administrator shall provide, effective the first day of such new Plan Year.

4.5
Directed Valuation of Deferred Benefit Accounts. As provided herein, a Participant may direct that his Deferred Benefit Accounts be valued, in accordance with Section 4.7, as if the account was invested in one or more of the Investment Funds listed in Schedule 4.5 attached. The Committee may, from time to time, add additional Investment Funds to Schedule 4.5. A Participant shall submit to the Plan Administrator in writing his investment selection for evaluation purposes. The Participant may select one or more investment funds in multiples of 1%. A Participant may make a separate selection with respect to each Deferred Benefit Account. Investment Fund elections may be made daily. The Committee may designate one or more Investment Funds to be used to value a Participant’s Deferred Benefit Accounts in the event the Participant fails to make an investment selection.

4.6
Administration of Investments. The investment gain or loss with respect to contributions made to the Deferred Benefit Accounts on behalf of a Participant shall continue to be determined in the manner selected by the Participant, pursuant to Section 4.5, until a new designation is filed with the Plan Administrator. If any Participant fails to file a designation, he shall be deemed to have designated the first Investment Fund listed in Schedule 4.5 attached. A designation filed by a Participant changing his Investment Funds shall apply to future contributions and/or amounts already accumulated in his Deferred Benefit Accounts. A Participant may change his investment selection at any time throughout the course of each Plan Year.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Notwithstanding the foregoing sentence, the Administrator retains the discretion to restrict the quantity of investment changes made by a participant in a Plan Year, should that Participant’s investment changes indicate market timing or other abuse.

4.7
Valuation of Deferred Benefit Accounts. The Deferred Benefit Accounts of each Participant shall be valued, on any date prior to complete distribution of all benefits due Participant under this Plan, based upon the performance of the Investment Fund(s) selected by the Participant. Such valuation shall reflect the net asset value expressed per share of the designated Investment Fund(s). The fair market value of an Investment Fund shall be determined by the Administrator. It shall represent the fair market value of all securities or other property held for the respective fund, plus cash and accrued earnings, less accrued expenses and proper charges against the fund. Each Deferred Benefit Account shall be valued separately. A valuation summary shall be prepared on each Determination Date.

4.8
Investment Obligation of the Employer. Benefits are payable as they become due irrespective of any actual investments the Employer may make to meet its obligations. Neither the Employer, nor any trustee (in the event the Employer elects to use a grantor trust to accumulate funds) shall be obligated to purchase or maintain any asset, and any reference to investments or Investment Funds is solely for the purpose of computing the value of benefits. To the extent a Participant or any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured creditor of the Employer.

4.9
Change of Funds. In the event that any of the Investment Funds designated in Schedule 4.5 attached underperforms in comparison to relevant benchmarks, materially changes its investment objectives, adopts a plan of liquidation, ceases to report its net asset values or otherwise ceases to exist, the Employer may amend this Plan by designating new or additional funds for the purposes of Section 4.7 and each

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Participant shall redirect the valuation of his or her Deferred Benefit Accounts effective with the date of such amendment.

ARTICLE V
VESTING

5.1
A. Vesting Schedule - Executive Deferral Contributions. A Participant shall have a fully Vested interest with respect to Executive Deferral Contributions and Investment Fund performance credited to such contributions in his Deferred Benefit Accounts, in all instances and at all times.

B. Vesting Schedule - DCRB Contributions.    A Participant shall be Vested in his Excess DCRB Contributions and Investment Fund performance credited to such contributions in his Deferred Benefit Accounts if, and to the same extent, he is vested in his DCRB Contributions under the DCRB Plan.

C. Forfeiture of Vested DCRB Contributions. Notwithstanding Section 5.1B, any Excess DCRB Contributions and Investment Fund performance credited to such contributions in a Participant’s Deferred Benefit Accounts that would otherwise be payable to a Participant or to his Beneficiary shall be forfeited in the event that (i) the Participant’s employment with Employer is terminated by the Employer for Cause, (ii) the Participant voluntarily resigns from the Employer prior to reaching Participant’s Permitted Retirement Age and fails to execute and deliver to the Employer the Non-Competition and Confidentiality Covenants prior to the effective date of such resignation, or (iii) a former Participant who has executed and delivered the Non-Competition and Confidentiality Covenants breaches Section 2 of such Covenants.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

ARTICLE VI
BENEFITS/DISTRIBUTIONS

6.1    Termination of Service.

A.
If a Participant incurs a Termination of Service for any reason, the Employer shall pay to the Participant, or to the Participant’s Beneficiary if applicable, a benefit equal to the value of Participant’s Deferred Benefit Accounts, determined pursuant to Section 4.7 and Section 5.1 on such distribution dates as may be applicable under this Article VI.

B.
Subject to Section 6.1.F below, with the exception of funds allocated to the Participant’s Retirement Account, if the Participant incurs a Termination of Service for any reason, the benefit hereunder, including funds allocated to the Participant’s Scheduled In-Service Withdrawal Accounts, shall be paid to the Participant or the Participant’s Beneficiary, as applicable, as a lump sum within ninety (90) days of the date of such Termination of Service, provided that Participant has no discretion or control in determining the Plan Year in which such lump sum amount is paid.

C.
Subject to Section 6.1.F below, with respect to funds allocated to the Participant’s Retirement Account, if the Participant incurs a Termination of Service for any reason other than his Retirement or Disability, the benefit hereunder allocated to such Retirement Account, shall be paid to the Participant or the Participant’s Beneficiary, as applicable, as a lump sum within ninety (90) days of the date of such Termination of Service.

D.
Subject to Section 6.1.F below, with respect to funds allocated to the Participant’s Retirement Account, if the Participant incurs a Termination of Service by reason of his Retirement, the benefit hereunder allocated to such

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Retirement Account, shall be paid to the Participant or the Participant’s Beneficiary, as provided in Section 6.2 below.

E.
With respect to funds allocated to the Participant’s Retirement Account, if the Participant incurs a Termination of Service by reason of his Disability, the Participant shall remain as a Participant in the Plan but shall be ineligible for further contributions to his Deferred Benefit Accounts except as otherwise provided in Section 3.4C. In that circumstance, funds allocated to the Participant’s Retirement Account shall be paid to him commencing on his 65th birthdayin the form he elected pursuant to Section 4.3A.

F.
Notwithstanding anything stated in this Plan to the contrary, if a Participant who is a Specified Employee incurs a Termination of Service, other than by reason of such Participant’s death or Disability, no distribution of, payment from or benefit in lieu of Participant’s Deferred Benefit Accounts other than Pre-2005 Balances shall be made until the expiration of a period of six months following such Separation of Service, and any payments otherwise scheduled under this Plan during such six-month period shall be deemed deferred until the earlier of the expiration of such six-month period or such Participant’s death. On the expiration of such six month period (or such Participant’s death) all such deferred payments shall be promptly made and all other payments shall be made as otherwise scheduled or provided for herein.

6.2	Retirement Account - Form of Payment:

A.
Subject to Section 6.1F, if the Participant’s Termination of Service shall occur as a result of Participant’s Retirement or Disability, and the Participant has elected deferrals to a lump sum subaccount under Section 4.3A, the value of such subaccount is to be paid to the Participant within 90 days of (i)

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

the date of his Retirement, (ii) in the case of Participant who has made a written election on and after August 1, 2009 for redirection, pursuant to the fifth paragraph of 4.3A, the fifth anniversary of his Retirement, or (iii) in the case of Disability, his 65th birthday; provided that, in all cases, Participant has no discretion or control in determining the Plan Year in which such lump sum amount is paid. Subject to Section 6.1F, if the Participant’s Termination of Service shall occur as a result of Participant’s Retirement or Disability, and the Participant has elected deferrals to an installment subaccount under Section 4.3A, the benefit in respect of such subaccount shall be paid by Employer to Participant in five, ten, 15 or 20 annual installments beginning within 90 days of (x) the date of his Retirement, (y) in the case of Participant’s written election on and after August 1, 2009 for redirection, pursuant to the fifth paragraph of 4.3A, the fifth anniversary of Participant’s Retirement, or (z) in the case of Disability, his 65th birthday; provided that, in all cases, Participant has no discretion or control in determining the Plan Year in which such lump sum amount is paid; and with each subsequent annual installment to be paid on or before February 1 of each subsequent year, determined as follows:

Five Annual Installments
Benefit Year	Percentage of Installment Retirement Account
1 (Year of Retirement/5th anniversary of Retirement/65th birthday)	20%
2	25%
3	33%
4	50%
5	100%

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Ten Annual Installments
Benefit Year	Percentage of Installment Retirement Account
1 (Year of Retirement/5th anniversary of Retirement/65th birthday)	10%
2	11%
3	13%
4	14%
5	17%
6	20%
7	25%
8	33%
9	50%
10	100%

Fifteen Annual Installments
Benefit Year	Percentage of Installment Retirement Account
1 (Year of Retirement/5th anniversary of Retirement/65th birthday)	7%
2	7%
3	8%
4	8%
5	9%
6	10%
7	11%
8	12%
9	12%
10	17%
11	20%
12	25%
13	33%
14	50%
15	100%

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Twenty Annual Installments
Benefit Year	Percentage of Installment Retirement Account
1 (Year of Retirement/5th anniversary of Retirement/65th birthday)	5%
2	5%
3	6%
4	6%
5	6%
6	7%
7	7%
8	8%
9	8%
10	9%
11	10%
12	11%
13	13%
14	14%
15	17%
16	20%
17	25%
18	33%
19	50%
20	100%

In the event a Participant receiving such installments dies before all installments are paid, his Beneficiary shall receive the balance remaining in such subaccount in a lump sum.

B.
Subject to Section 6.1.F, notwithstanding any provision to the contrary, if at the time benefits are to commence, the Participant’s Retirement Account has a value less than $10,000, the Participant’s benefit hereunder shall be paid to the Participant as a lump sum within ninety (90) days of Participant’s Termination of Service, provided that Participant has no discretion or control in determining the Plan Year in which such lump sum amount is paid.

6.3	Education Account.

A.	If a Participant does not incur a Termination of Service prior to January 1 of the calendar year in which an Eligible Student of the Participant attains a

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Determination Age, the Employer shall pay to the Participant a benefit, as soon as administratively possible, determined as follows:

Eligible Student's Determination Age	Percentage of Eligible Student's Subaccount

18	25%
19	33%
20	50%
21	100%

B.
Subject to Section 6.1F if a Participant should incur a Termination of Service for any reason while having a balance in his Education Account, the Vested portion of the balance shall be distributed to the Participant, or Beneficiary if applicable, in accordance with Section 6.1.

C.
Notwithstanding any provision to the contrary, if, on the January 1 of the calendar year in which an Eligible Student of Participant attains age 18, the Eligible Student’s subaccount has a balance of less than $20,000, then said balance shall be paid to the Participant as soon as administratively possible.

6.4	Fixed Period Benefit Account.

A.
If a Participant does not incur a Termination of Service prior to a designated Benefit Distribution Date, the Employer shall pay to the Participant a benefit equal to the balance of the Participant’s subaccount which has been earmarked with respect to said Benefit Distribution Date, provided, however, that each Participant shall have a one-time option in respect of each such Benefit Distribution Date, to postpone the Benefit Distribution Date for no less than five years, such option to be exercised, if at all, by written notice give to the Administrator no less than one year earlier than such original Benefit Distribution Date.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

B.
Subject to Section 6.1.F, if a Participant should incur a Termination of Service for any reason while having a balance in his Fixed Period Benefit Account, the balance shall be distributed to the Participant, or Beneficiary, if applicable, in accordance with Section 6.1

6.5	Unforeseeable Emergency Distribution.

A.
In the event of an unforeseen emergency, a Participant may apply in writing to the Committee for withdrawal against his Deferred Benefit Accounts, other than Excess DCRB Contributions and Investment Fund performance credited to such contributions in his Deferred Benefit Accounts. The withdrawal shall only be allowed at the discretion of the Committee and for purposes which constitute an “unforeseeable emergency” as defined in Section 409A(a)(2)(B)(ii)(I) of the Code and regulations promulgated thereunder. For the purpose of withdrawals, the value of all available Deferred Benefit Accounts shall be determined on the Determination Date next following the date as of which the application is approved by the Committee and shall be paid as soon as practical thereafter. The Committee shall approve such application only to relieve an unforeseeable emergency and shall make no distribution in excess of the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated by the Participant as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). In making a determination whether to approve any such application, the Committee may require the Participant to submit such proof as to the existence of such unforeseeable emergency as the Committee shall deem necessary and shall consider all relevant facts and circumstances presented by the Participant. All determinations under this

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Section shall be based upon uniform and nondiscriminatory rules and standards applicable to all Participants similarly situated and shall be final, conclusive and binding on all interested parties.

B.	To the extent a withdrawal shall be permitted pursuant to this Section 6.5, the Participant’s Deferred Benefit Accounts shall be correspondingly reduced in the following order:

1.	The Fixed Period Benefit Account,

2.	The Education Account,

3.	The Retirement Account.

6.6
Tax Withholding. To the extent required by the law in effect at the time benefits are distributed pursuant to this Article VI, the Employer or its agents shall withhold any taxes required by the federal or any state or local government from payments made hereunder.

ARTICLE VII
ADMINISTRATION

7.1
Appointment of Administrator. Tiffany shall appoint, on behalf of all Participants, an Administrator. The Administrator may be removed by Tiffany at any time and he may resign at any time by submitting his resignation in writing to Tiffany. A new Administrator shall be appointed as soon as possible in the event that the Administrator is removed or resigns from his position. Any person so appointed shall signify his acceptance by filing a written acceptance with Tiffany.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

7.2
Administrator’s Responsibilities. The Administrator is responsible for the day to day administration of the Plan. He may appoint other persons or entities to perform any of his fiduciary functions. Such appointment shall be made and accepted by the appointee in writing and shall be effective upon the written approval of Tiffany. The Administrator and any such appointee may employ advisors and other persons necessary or convenient to help him carry out his duties including his fiduciary duties. The Administrator shall have the right to remove any such appointee from his position. Any person, group of persons or entity may serve in more than one fiduciary capacity.

7.3
Records and Accounts. The Administrator shall maintain or shall cause to be maintained accurate and detailed records and accounts of Participants and of their rights under the Plan and of all investments, receipts, disbursements and other transactions. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Employer and by persons designated thereby.

7.4	Administrator’s Specific Powers and Duties. In addition to any powers, rights and duties set forth elsewhere in the Plan, the Administrator shall have the following discretionary powers and duties:

A.	To adopt such rules and regulations consistent with the provisions of the Plan;

B.	To enforce the Plan in accordance with its terms and any rules and regulations he establishes;

C.	To maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

D.	To construe and interpret the Plan and to resolve all questions arising under the Plan;

E.	To direct the Employer to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

F.	To be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

7.5
Employer’s Responsibility to Administrator. The Employer shall furnish the Administrator such data and information as he may require. The records of the Employer shall be determinative of each Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment, years of service, personal data, and compensation reductions. Participants and their Beneficiaries shall furnish to the Administrator such evidence, data, or information, and execute such documents as the Administrator requests.

7.6
Liability. Neither the Administrator nor the Employer shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Employer be liable to any person for such action unless attributable to fraud or willful misconduct on the part of the director, officer or employee of the Employer.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

7.7
Procedure to Claim Benefits. Each Participant or Beneficiary must claim any benefit to which he is entitled under this Plan by a written notification to the Administrator. If a claim is denied, it must be denied within a reasonable period of time, and be contained in a written notice stating the following:

A.	The specific reason for the denial,

B.	Specific reference to the Plan Provision on which the denial is based,

C.	Description of additional information necessary for the claimant to present his claim, if any, and an explanation of why such material is necessary, and

D.	An explanation of the Plan’s claim procedure.

The claimant will have sixty (60) days to request a review of the denial by the Administrator, who will provide a full and fair review. The request for review must be written and submitted to the same person who handles initial claims. The claimant may review pertinent documents, and he may submit issues and comments in writing. The decision by the Administrator with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond one hundred twenty (120) days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include specific reasons and refer to specific Plan provisions as to its effect.

7.8
Challenging Forfeiture of Benefits due to Termination for Cause. If the Committee shall have determined that a Participant or his Beneficiary shall forfeit any amounts attributable to Excess DCRB Contributions under this Plan due to a Termination of Service for Cause, such Participant (or his Beneficiary in the event

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Participant is deceased) shall have the right to elect to challenge such forfeiture through binding arbitration held in New York City, New York under the then existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be conducted by three arbitrators who shall be authorized to determine whether Cause for termination existed, but solely for the purpose of determining rights to benefits under this Plan. Without limit to their general authority, the arbitrators shall have the right to order reasonable discovery in accordance with the Federal Rules of Civil Procedure. The final decision of the arbitrators shall be binding and enforceable without further legal proceedings in court or otherwise, provided that either party to such arbitration may enter judgment upon the award in any court having jurisdiction. The final decision arising from the arbitration shall be accompanied by a written opinion and decision which shall describe the rational underlying the award and shall include findings of fact and conclusions of law. The cost of such arbitration shall initially be borne equally to the parties to such arbitration (which parties shall be limited to the Employer and the Participant (or his Beneficiary)), and each party shall bear its or his own legal fees; however, the arbitrators shall have authority to award the Participant (or his Beneficiary) his or her legal fees and costs if the arbitrators determine that the decision to forfeit any benefit was made in bad faith. As a condition to proceeding with such arbitration the Employer may require the Participant or his Beneficiary to agree, in writing, that the arbitration award will be binding upon the Participant or such Beneficiary, as the case may be, in connection with rights under this Plan, and that the Participant waives any right to proceed through court proceedings. Such award shall be confidential and shall not be binding or admissible in connection with any other proceeding.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1
Plan Amendment. The Plan may be amended in whole or in part by Tiffany and Parent at any time; provided that no such amendment shall reduce any Participant’s Vested Deferred Benefits. Notice of     any such amendment shall be given in writing to each Participant and each Beneficiary of a deceased Participant.

8.2
No Premature Distribution. No amendment hereto shall permit amounts accumulated pursuant to the Plan prior to the amendment to be paid to a Participant or Beneficiary prior to the time he would otherwise be entitled thereto.

8.3
Termination of the Plan. Tiffany reserves the right to terminate the Plan and/or the Deferral Agreements pertaining to Participants at any time in the event that Tiffany, in its sole discretion, shall determine that the economics of the Plan have been adversely and materially affected by a change in the tax laws, other governmental action or other event beyond the control of the Participant and Tiffany or that the termination of the Plan is otherwise in the best interest of the Tiffany.

8.4
Effect of Termination. In the event of Plan termination pursuant to Section 8.3, the Employer shall pay a benefit to the Participant or the Beneficiary of any deceased Participant as otherwise required under the Plan provided that the Employer retains the discretion, in the event of a Plan termination meeting the requirements of Section 1.409A-3 (j)(4)(ix) of the Treasury Regulations, to pay a lump-sum benefit in accordance with such Treasury Regulation to each Participant or the Beneficiary of any deceased Participant, in lieu of other benefits under this Plan, equal to the full value of Participant’s Deferred Benefit Accounts determined pursuant to Section 4.7.

8.5	Adverse Determination. Notwithstanding anything stated to the contrary in this Plan, if at any time, as a result of a Final Determination, a tax is payable by a Participant in

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

respect of any benefit under this Plan prior to payment under the terms of this Plan of such benefit, then Employer shall pay to the Participant who is required to pay such tax the amount of such tax and such Participant’s Deferred Benefits shall be reduced by the amount of such tax. Employer reserves the right, in its sole discretion, to allocate the amount of such tax among the various Deferred Benefit Accounts of any Participant who is required to pay such tax. For the purposes of this Section 8.5 the term “Final Determination” means (i) an assessment of tax by the United States Internal Revenue Service addressed to the Participant or his Beneficiary which is not timely appealed to the courts; (ii) a final determination by the United States Tax Court or any other Federal Court, the time for an appeal thereof having expired or been waived; or (iii) an opinion by Employer’s counsel, addressed to Employer and in form and substance satisfactory to Employer, to the effect that amounts payable under the Plan are subject to Federal income tax to the Participant or his Beneficiary prior to payment under the terms     of the Plan. No Final Determination shall be deemed to have occurred until the Employer has actually received a copy of the assessment, court order or opinion which forms the basis thereof and such other documents as it may reasonably request.

ARTICLE IX
MISCELLANEOUS

9.1
Supplemental Benefits. The benefits provided for the Participants under this Plan are in addition to benefits provided by any other plan or program of the Employer and, except as otherwise expressly provided for herein, the benefits of this Plan shall supplement and shall not supersede any plan or agreement between the Employer and any Participant.

9.2	Governing Law. The Plan shall be governed and construed under the laws of the State of New York as in effect at the time of its adoption.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

9.3	Jurisdiction. The courts of the State of New York shall have exclusive jurisdiction in any or all actions arising under this Plan.

9.4	Binding Terms. The terms of this Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.

9.5
Spendthrift Provision. The interest of any Participant or any Beneficiary receiving payments hereunder shall not be subject to anticipation, nor to voluntary or involuntary alienation until distribution is actually made.

9.6
No Assignment Permitted. No Participant, Beneficiary or heir shall have any right to commute, sell, transfer, assign or otherwise convey the right to receive any payment under the terms of this Plan. Any such attempted assignment shall be considered null and void.

9.7
Construction. All headings preceding the text of the several Articles hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, and the singular shall mean the plural.

9.8
No Employment Agreement. Nothing in this Plan or in any Deferral Agreement entered into under     this Plan shall confer on any Participant the right to continued employment with any Employer and, except as expressly set forth in a written agreement entered into with the express authorization of the Board of Directors of Employer, both the Participant and the Employer shall be free to terminate Participant’s employment for any cause or without cause.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

9.9
2005 and Subsequent Amendments. None of the amendments made to this Plan in 2005 or after shall be read to invalidate any election made on or prior to December 31, 2004 that would have been permissible under the terms of the Plan as it existed on December 31, 2004 and such elections shall be deemed to remain in effect unless changed as expressly provided for hereunder.

Tiffany and Company
(“Tiffany”)

By: /s/ Leigh M. Harlan
Name: Leigh M. Harlan
Title: SVP - General Counsel, Secretary

Attest: /s/ John C. Duffy
Name: John C. Duffy
Title: Assistant Secretary

Tiffany & Co.
(“Parent”)

By: /s/ Leigh M. Harlan
Name: Leigh M. Harlan
Title: SVP - General Counsel, Secretary

Attest: /s/ John C. Duffy
Name: John C. Duffy
Title: Assistant Secretary

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Exhibit A

NON-COMPETITION AND CONFIDENTIALITY COVENANTS

THIS INSTRUMENT is made and given this ___ day of _________ 201__ by __________(“Participant”) to and for the benefit of Tiffany and Company, a New York corporation, and its Affiliates, with reference to the following facts and circumstances:

A.
Participant wishes to receive Equity Awards which might be granted to Participant in the future or which have been granted to Participant, in each case on the condition that Participant executes and delivers this instrument, and is willing to make the promises set forth in this instrument and to execute and deliver this instrument, in order to be eligible to receive such Equity Awards.

B.	Participant understands that Equity Awards may be forfeited and any Proceeds of Equity Awards may become due and payable to Tiffany if Participant breaches the covenants contained in this instrument.

C.
If Participant is a participant or former participant in the Deferral Plan, Participant wishes to receive Excess DCRB Contributions; wishes to execute this instrument pursuant to Section 5.1(C) of such Plan; and understands that any such Excess DCRB Contributions and Investment Fund performance credited to such Contributions may be forfeited pursuant to such Plan if Participant breaches the covenants contained in this instrument.

D.
If Participant is a participant or former participant in the Excess Plan, Participant wishes to receive a Benefit, as defined in such Plan; wishes to execute this instrument pursuant to Section 3.12 of such Plan; and understands that any such Benefit may be forfeited pursuant to such Plan if Participant breaches the covenants contained in this instrument.

E.
Participant agrees that the benefits recited above, as applicable, in addition to Participant’s continued or new employment with Tiffany, constitute full and fair and consideration for the covenants made in this instrument.

NOW THEREFORE, Participant hereby agrees as follows:

1.      Defined Terms. Capitalized terms used herein shall have the meanings ascribed to them below or in the attached Definitional Appendix:

“Board” means the Board of Directors of Tiffany and Company, a New York corporation.

“Confidential Information” means all confidential or proprietary information or trade secrets in any form or medium relating in any manner to Tiffany and/or its business,

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

clients, vendors and suppliers, including but not limited to, contemplated new products and services, marketing and advertising campaigns, sales projections, creative campaigns and themes, financial information, budgets and projections, system designs, employees, management procedures and systems, employee training materials, equipment, production plans and techniques, product and materials specifications, product designs and design techniques, client information (including purchase history and client identifying information) and supplier and vendor information (including the identity of suppliers and vendors and information concerning the capacity of or products or pricing provided by specific suppliers and vendors); notwithstanding the foregoing, “Confidential Information” shall not include information that becomes generally publicly available other than as a result of a disclosure by Participant or that becomes available to Participant on a non-confidential basis from a Person that to Participant’s knowledge, after due inquiry, is not bound by a duty of confidentiality. In addition, notwithstanding the foregoing or anything else contained herein to the contrary, this instrument shall not preclude Participant from disclosing Confidential Information to the extent permitted by Sections 3(e), (f) and (g).

“Deferral Plan” means the Tiffany and Company Executive Deferral Plan, as amended from time to time.

“Duration of Non-Competition Covenant” means the period beginning with the date of this instrument and ending upon the earlier of (i) the first anniversary of Participant’s Termination Date or (ii) a Change in Control.

“Equity Awards” means any grant of options to purchase, restricted shares of, stock units that may be settled in, or stock appreciation rights that may be measured by appreciation in the value of, the Common Stock of Tiffany & Co., including any grants made under the terms of the 2005 Employee Incentive Plan, the 2014 Employee Incentive Plan or any plan adopted by Tiffany & Co. subsequent to the date of this instrument including grants made both before and after the date of this instrument.

“Excess DCRB Contribution” shall have the meaning provided in the Deferral Plan.

“Excess Plan” shall mean the 2004 Tiffany and Company Un-funded Retirement Income Plan to Recognize Compensation in Excess of Internal Revenue Code Limits, as amended from time to time.

“Investment Fund” shall have the meaning provided in the Deferral Plan.

“Jewelry” means jewelry (including but not limited to precious metal or silver jewelry or jewelry containing gemstones) and watches.

“Notice” shall have the meaning provided in Section 8(d) of this instrument.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

“Other Competitive Trade” means (i) the operation of one or more retail outlets primarily selling one or more of the following: leather goods, sterling silver goods other than Jewelry, china, crystal, stationery or fragrance, in any city in the world in which a TIFFANY & CO. store is located at the time in question, or (ii) the production or development of such products for retail sale, regardless of where in the world such activities are conducted.

“Proceeds of Equity Award” means, in U.S. dollars, (i) with respect to an Equity Award of restricted stock or stock units, the value of the shares on the date the Equity Award vests, and (ii) with respect to an Equity Award that is an option to purchase or a stock appreciation right, the spread between the strike price and the market value for the underlying shares on the exercise date, in each of cases (i) and (ii) measured by the simple average of the high and low selling prices of such shares on the principal market on which such shares are traded as of the vesting or exercise date, as applicable, if such vesting or exercise date is a trading date (and if such vesting or exercise date is not a trading date, then as of the trading date next following the vesting or exercise date).

“Proposed Transaction” shall have the meaning provided in Section 6 of this instrument.

“Restricted Territory” means the entire world, but if Participant’s position does not involve global responsibilities or a court of competent jurisdiction deems such geographic scope to be overly broad, then it means any country and state where Participant works or with which Participant has material contact; or with respect to which Participant has responsibility, supervision, and/or knowledge of the business, customers or other Confidential Information of Tiffany or any of its Affiliates.

“Retail Jewelry Trade” means the operation of one or more retail outlets (including stores-within-stores, leased departments or concessions) selling Jewelry in any city in the world in which a TIFFANY & CO. store is located at the time in question; provided that, for the purpose of this definition, a retail outlet will not be deemed engaged in the Retail Jewelry Trade if less than 5% of the items displayed for sale in such outlet are Jewelry, so that, by way of example, an apparel store that offers Jewelry as an incidental item would not be deemed engaged in the Retail Jewelry Trade hereunder.

“Tiffany” means Tiffany and Company, a New York corporation, and if the context so requires, Tiffany and Company and/or any Affiliate of Tiffany and Company, such term to be interpreted broadly so as to give rights equivalent to Tiffany and Company to any Affiliate of Tiffany and Company.

“Wholesale Jewelry Trade” means the sale of Jewelry or gemstones to the Retail Jewelry Trade, the development or design of Jewelry for sale to the Retail Jewelry Trade or the production of Jewelry for sale to the Retail Jewelry Trade regardless of where in the world such activities are conducted.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

2.      Non-Competition.

(a)To protect Tiffany’s legitimate protectable interests in, among other things, the Confidential Information and Tiffany’s business relationships and goodwill, Participant agrees that, for the Duration of the Non-Competition Covenant, Participant will not directly or indirectly (whether as a director, officer, consultant, principal, owner, member, partner, advisor, financier, employee, agent or otherwise) in the Restricted Territory:

(i) organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his/her name to be used by, act as an advisor or consultant to, render services for (alone or in association with any person, company, entity or firm, or any division, segment, or part thereof) or otherwise assist, any person or entity that engages in (or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in) (a) the Retail Jewelry Trade, (b) the Wholesale Jewelry Trade or (c) Other Competitive Trade if Participant has or had responsibility for activities or operations similar to the Other Competitive Trade while employed by Tiffany; provided, however, this subsection shall not prohibit an otherwise passive investment by Participant not exceeding five percent of the outstanding securities of a publicly traded company;

(ii)employ, attempt to employ or assist anyone in employing any person engaged or employed by Tiffany or any Affiliate of Tiffany within the then-preceding twelve (12) months, and with whom Participant had material contact during his/her employment; or solicit, induce, recruit or encourage any such person then employed or engaged by Tiffany or an Affiliate of Tiffany to terminate his or her employment or engagement with Tiffany or such Affiliate; or

(iii)do anything to divert or attempt to divert from Tiffany any business of any kind, including, without limitation, to solicit or interfere with any customers, clients, vendors, business partners or suppliers of Tiffany or any Affiliate of Tiffany, in each case with whom Participant had contact during the twelve (12)-month period prior to the end of his/her employment or with respect to whom Participant possesses any Confidential Information.

(b)Participant acknowledges and agrees to follow the Tiffany & Co. Business Conduct Policy - Worldwide and, if applicable, the Tiffany & Co. Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company, including without limitation any provisions concerning the provision of other services to other entities or persons while employed by Tiffany.

The provisions of Section 2(a)(i) above shall not apply if Participant’s employment with Tiffany is terminated by Tiffany for reasons other than Cause. The provisions of this Section 2 may be waived in whole or in part if deemed by the Board to be in the best

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

interests of Tiffany or any of its Affiliates; provided, however, that if Participant is, on or within six months prior to Participant’s Termination Date, a Senior Officer, then the provisions of this Section 2 may only be waived by the Committee.

3.      Confidentiality. Participant acknowledges that Participant has had, and will continue to have, access to Confidential Information, and Participant agrees that:

(a)During Participant’s employment with Tiffany or any of its Affiliates, Participant will use Confidential Information only in the performance of his/her duties for Tiffany and its Affiliates, and shall protect Confidential Information from disclosure in accordance with the Tiffany & Co. Business Conduct Policy - Worldwide and, if applicable, the Tiffany & Co. Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company;

(b)Upon termination of Participant’s employment with Tiffany or any of its Affiliates, Participant will return all materials containing or relating to Confidential Information, together with all other property of Tiffany or its Affiliates or any of their respective customers. Participant shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Tiffany or its customers, vendors or suppliers;

(c)Participant (i) will not use Confidential Information at any time for his/her personal benefit, for the benefit of any other person, company, entity or firm, or in any manner adverse to the interests of Tiffany, and (ii) will not disclose Confidential Information except to authorized Tiffany personnel, unless Tiffany expressly consents in advance in writing or unless the Confidential Information becomes clearly of public knowledge or enters the public domain other than through an unauthorized disclosure by Participant or through a disclosure not by Participant which Participant knew or reasonably should have known was an unauthorized disclosure;

(d)Participant acknowledges and agrees that any electronic accounts that Participant opens, handles or becomes involved with on Tiffany’s behalf constitute Tiffany property. Participant will provide all access codes, passcodes, and administrator rights to Tiffany at any time during or after his/her employment or on demand;

(e)Notwithstanding this Section 3 or any other provision of this instrument, nothing prohibits Participant or Participant’s counsel from communicating or filing a charge with, providing information to, participating in an investigation or proceeding conducted by, or receiving an award for information from, any federal, state or local governmental agency or commission or any self-regulatory organization, in each case without notice to Tiffany.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

(f)Further, nothing prohibits Participant, if a former or current U.S. employee, from disclosing to employees and others (including the media) information about wages, benefits and other terms and conditions of employment; employee names, addresses, telephone numbers, and non-Tiffany email addresses; and employee lists, when exercising statutory rights to organize or to act for individual or mutual benefit under the National Labor Relations Act or other laws, or to exercise their rights under other applicable law.
(g)    Participant acknowledges that Section 7 of the Defend Trade Secrets Act of 2016 and Title 18, Section 1833 (as amended) of the U.S. Code, provides that Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or proceeding if such filing is made under seal; or (iii) to Participant’s attorneys to use such trade secret in connection with a lawsuit for retaliation by Tiffany for reporting a suspected violation of law, provided that Participant files any document containing such trade secret under seal and does not disclose such trade secret, except pursuant to court order.

4.    Forfeiture of Equity Awards and Return of Proceeds of Equity Awards in the Event of Breach; Forfeiture of Other Applicable Benefits. In the event Participant breaches Participant’s obligations under Section 2 or 3 above, Participant shall:

(a)forfeit and lose all rights under any Equity Award, whether or not such Equity Award shall have vested, and such Equity Award shall thereupon become null and void;

(b)immediately pay to Tiffany the Proceeds of Equity Award for (i) each grant of stock option or stock appreciation right that was exercised and (ii) each grant of restricted stock or stock units that has vested, in both cases (i) and (ii), within the period beginning 180 days prior to Participant’s Termination Date and ending upon the expiration of the Duration of Non-Competition Covenant;

(c)if applicable, forfeit any and all Excess DCRB Contributions and Investment Fund performance credited to such contributions in Participant’s Deferred Benefit Accounts that would otherwise be payable to Participant or his Beneficiary under the Deferral Plan; and promptly repay to Tiffany any amounts paid from any Excess DCRB Contributions and Investment Fund performance credited to such contributions in Participant’s Deferred Benefit Accounts that have been paid to Participant or his Beneficiary under the Deferral Plan prior to such breach (for purposes of this Section 4(c), capitalized terms shall have the meanings provided in the Deferral Plan); and

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

(d)if applicable, forfeit and lose any and all rights to any current or future Benefit (as defined in the Excess Plan) under the Excess Plan.

5.      Enforcement.

(a)Participant agrees that the restrictions set forth in this instrument are reasonable and necessary to protect the goodwill and other legitimate business interests of Tiffany. If any of the provisions set forth herein is deemed invalid, illegal or unenforceable based upon duration, geographic scope or otherwise, Participant agrees that such provision shall nonetheless remain valid and fully effective, but will be considered modified to make it enforceable to the fullest extent permitted by law. In the event that one or more of the provisions contained in this instrument shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then (i) it shall be enforced to the fullest extent permitted under applicable law, and (ii) such unenforceability shall not affect any other provision of this instrument, but this instrument shall then be construed as if such unenforceable portion(s) had never been contained herein.

(b)In the event of breach or threatened breach by Participant of the provisions set forth in this instrument, Participant acknowledges that Tiffany will be irreparably harmed and that monetary damages (including loss of the Benefit) shall be an insufficient remedy to Tiffany. Therefore, Participant consents to the enforcement of this instrument by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, without Tiffany being required to post a bond or other security, in addition to any other remedies Tiffany may have under this instrument, applicable law or otherwise.

6.      Procedure to Obtain Determination. Should Participant wish to obtain a determination that any proposed employment, disclosure, activity, arrangement or association (each a “Proposed Transaction”) is not prohibited hereunder, Participant shall direct a written request to the Board. Such request shall fully describe the Proposed Transaction. Within 30 days after receipt of such request, the Board may (a) issue such a determination in writing, (b) issue its refusal of such request in writing, or (c) issue a written request for more written information concerning the Proposed Transaction. In the event that alternative (c) is elected (which election may be made on behalf of the Board by the Legal Department of Tiffany without action by the Board), any action on Participant’s request will be deferred for ten (10) days following receipt by said Legal Department of the written information requested. Failure of the Board to act within any of the time periods specified in this Section 6 shall be deemed a determination that the Proposed Transaction is not prohibited hereunder. A determination made or deemed made under this Section 6 shall be limited in effect to the Proposed Transaction described in the submitted materials and shall not be binding or constitute a waiver with respect to any other Proposed Transaction, whether proposed by such Participant or any other Person. In the event that Participant wishes to seek a determination that employment with a management consulting firm, an accounting firm, a law firm or some other provider of

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

consulting services to a wide variety clients will not be prohibited hereunder should such firm, at some unspecified time, provide services to a Person in the Retail Jewelry Trade or the Wholesale Jewelry Trade, Participant may seek a determination hereunder; in submitting such a Proposed Transaction, Participant should specify the extent that Participant will be involved in or can be excluded from involvement in the provision of such services. In making any determination under this Section 6, the Board shall not be deemed to be acting as a fiduciary with respect to Participant or any beneficiary of Participant and shall be under no obligation to issue a determination that any Proposed Transaction is not prohibited hereunder. If Participant is a Senior Officer at the time any determination under this Section 6 is requested, such a request shall be directed to the Committee, and actions and determinations described in this Section 6 shall be conducted by such Committee.

7.      Arbitration and Equitable Relief.      Participant and Tiffany agree that any and all disputes arising out or relating to the interpretation or application of this instrument, including any dispute concerning whether any conduct is in violation of Section 2 or 3, shall be subject to arbitration under the then existing Employment Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be conducted by one arbitrator mutually selected by Participant and Tiffany or, if the parties are unable to agree, the default selection procedure of such Rules. Unless the parties agree otherwise, the location of the arbitration proceedings will be no more than 45 miles from the last principal place of Participant’s employment with Tiffany; however, if Participant’s last principal place of employment was outside the U.S., then the location will be New York, New York. Without limit to the arbitrator’s general authority, the arbitrator shall have the right to order reasonable discovery and decide dispositive motions. The final decision of the arbitrators shall be binding and enforceable without further legal proceedings in court or otherwise, provided that either party to such arbitration may enter judgment upon the award in any court having jurisdiction. The final decision arising from the arbitration shall be accompanied by a written opinion and decision which shall state the essential findings of fact and conclusions of law. The cost of the arbitrator and the arbitration shall be borne by Tiffany, but each party to the arbitration shall bear its own attorney’s fees. Notwithstanding any provision in this Section 7, the requirement to arbitrate disputes shall not apply to any action to enforce this instrument by means of temporary or permanent injunction or other appropriate equitable relief, in which case the parties expressly consent to such a dispute being brought in a court of law with competent jurisdiction.

8.      Miscellaneous Provisions.

(a)Tiffany may assign its rights to enforce this instrument to any of its Affiliates. Participant understands and agrees that the promises in this instrument are for the benefit of Tiffany and its Affiliates and for the benefit of their successors and assigns.

(b)Any determination made by the Board under Section 6 above shall bind Tiffany and its Affiliates.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

(c)The laws of the State of New York, without giving effect to its conflicts of law principles, govern all matters arising out of or relating to this instrument and all of the prohibitions and remedies it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(d)Each Person giving or making any notice, request, demand or other communication (each, a “Notice”) pursuant to this instrument shall give the Notice in writing and use one of the following methods of delivery (each of which for purposes of this instrument is a writing): personal delivery; registered or certified mail, in each case postage prepaid and return receipt requested; or nationally recognized overnight courier, with all fees prepaid.

(e)Each Person giving a Notice shall address the Notice to the recipient at the address given on the signature page of this instrument or to a changed address designated in a Notice.

(f)A Notice is effective only if the person giving the Notice has complied with subsections (d) and (e) and if the recipient has received the Notice. A Notice is deemed to have been received upon receipt as indicated by the date on the signed receipt; provided, however, that if the recipient rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon such rejection, refusal or inability to deliver, such Notice will be deemed to have been received. If any Notice is received after 5:00 p.m. on a business day where the recipient is located, or on a day that is not a business day where the recipient is located, then the Notice shall be deemed received at 9:00 a.m. on the next business day where the recipient is located.

(g)This instrument shall not be amended except by a subsequent written instrument that has been executed by Participant and on behalf of Tiffany by a duly authorized officer of Tiffany. Participant’s obligations under this instrument may not be waived, except pursuant to a writing executed on behalf of Tiffany or as otherwise provided in Section 6 above.

(h)All prior and contemporaneous negotiations, agreements between the parties or instruments executed by Participant concerning post-employment restrictive covenants applicable to Participant are expressly merged into and superseded by this instrument; provided, however, that in the event Participant is subject to restrictive covenants set forth in an individual employment or similar agreement, such covenants shall remain in force and effect and, to the extent there is a conflict between the preexisting covenants and the covenants set forth herein, the covenants set forth herein shall supersede and govern only with respect to application and enforcement of the provisions set forth in Section 4 above.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

(i)Any reference in this instrument to the singular includes the plural where appropriate, and any reference in this instrument to the masculine gender includes the feminine and neuter genders where appropriate. The descriptive headings of the sections of this instrument are for convenience only and do not constitute part of this instrument.

IN WITNESS WHEREOF, this instrument has been executed on the date first written above.

Participant

__________________________
Name:

Notice Address :

__________________________

__________________________

__________________________

Accepted and agreed (as to Section 7 only)

Tiffany and Company

By:______________________
Name:
Title:

Notice Address :

The Board of Directors
Tiffany and Company
Care of:
Legal Department
200 Fifth Avenue
New York, NY 10022

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Appendix I - Definitions

“Affiliate” shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.

“Approved Broker” means one or more securities brokerage or financial services firms designated by Parent from time to time.

“Cause” shall mean a termination of employment which is the result of:

(i)
Participant’s conviction or plea of guilty or nolo contendere to a felony or any other crime involving financial impropriety or moral turpitude which would tend to subject Parent or any Affiliate of Parent to public criticism or to materially interfere with Participant’s continued employment;

(ii)
Participant’s willful and material violation of (A) Parent’s Business Conduct Policy - Worldwide or (B) if applicable, Parent’s Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company, in each case as such policy may be amended from time to time;

(iii)
Participant’s willful failure, or willful refusal, to substantially perform or attempt to substantially perform his or her duties or all such proper and achievable directives issued by Participant’s manager or the Parent Board (other than any such failure resulting from incapacity due to physical or mental illness, or any such refusal made in good faith because Participant believes such directives to be illegal, unethical or immoral), provided Participant receives written notice demanding substantial performance and fails to comply within ten (10) business days of such demand;

(iv)	Participant’s gross negligence in the performance of Participant’s duties and responsibilities that is materially injurious to Parent or any Affiliate of Parent;

(v)	Participant’s willful breach of any material obligation that Participant has to Parent or any Affiliate of Parent under any written agreement with Parent or such Affiliate;

(vi)	Participant’s fraud, dishonesty, or theft with regard to Parent or any Affiliate of Parent; and

(vii)	Participant’s failure to reasonably cooperate in any investigation of alleged misconduct by Participant, or by any other employee of Parent or any Affiliate of Parent.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

For purposes of the foregoing, no act or failure to act on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant in bad faith toward, or without reasonable belief that his or her action or omission was in the best interests of, Parent or any Affiliate of Parent.

“Change in Control” shall mean the occurrence of any of the following:

(i)
Any Person or group (as defined in Rule 13d-5 under the Exchange Act) of Persons (excluding (i) Parent or any of its Affiliates, (ii) a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportions as their ownership of Parent, or (v) any surviving or resulting entity or ultimate parent entity resulting from a reorganization, merger, consolidation or other corporate transaction referred to in clause (iii) below that does not constitute a Change in Control under clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;

(ii)
If the individuals who, as of March 16, 2016, constitute the Parent Board (such individuals, the “Incumbent Board”) cease for any reason to constitute a majority of the Parent Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board;

(iii)
The consummation of a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to the consummation of such transaction would not, immediately after the consummation of such transaction, own more than fifty percent (50%) of the combined voting power of the surviving or resulting Person or ultimate parent entity resulting from such transaction, as the case may be; or

(iv)
Assets representing fifty percent (50%) or more of the consolidated assets of Parent and its subsidiaries are sold, liquidated or distributed in a transaction (or series of transactions within a twelve (12) month period), other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of Parent in

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

substantially the same proportions as their ownership of the common stock of Parent immediately prior to such sale or disposition.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

“Committee” means the Compensation Committee of the Parent Board and/or the Stock Option Subcommittee thereof.

“Common Stock” shall mean the common stock of Parent.

“Disability” shall mean Participant’s incapacity due to physical or mental illness which causes Participant to be absent from the full-time performance of Participant’s duties with Employer for six (6) consecutive months; provided, however, that Participant shall not be determined to be subject to a Disability unless Participant fails to return to full-time performance of Participant’s duties with Employer within thirty (30) days after Employer delivers a written notice to Participant advising Participant of the impending termination of his or her employment due to Disability.

“Eligible Termination” shall mean the involuntary termination of Participant’s employment without Cause, provided that at the time of such termination Participant is a Senior Officer and has completed at least ten (10) years of service as a Senior Officer.

“Employer” shall mean the Affiliate of Parent that employs Participant from time to time, and any successor to its business and/or assets by operation of law or otherwise.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor act or provisions thereto.

“Good Reason” means any one or more of the following actions taken without Participant’s consent:

(i)	a material adverse change in Participant’s duties, authority, responsibilities or reporting responsibility;

(ii)
a failure of any successor to Employer or Parent (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of any agreement between Employer or Parent and Participant;

(iii)
any other action or inaction that constitutes a material breach by Employer or Parent of any agreement between Participant and Employer. For the avoidance of doubt, any payout of a short-term incentive or annual bonus for a given fiscal year which is less than the target shall not constitute Good Reason, provided that such lower payout is based upon the failure to

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

meet pre-determined performance goals or a good faith determination by Employer or the Committee of Parent Board that Parent’s financial performance or Participant’s personal performance did not warrant a greater payout;

(iv)	Parent’s failure to comply with the terms of any equity award granted to or required by contract to be granted to Participant; or

(v)
the relocation of Employer’s office where Participant was based immediately prior to a Change in Control to a location more than fifty (50) miles away, or should Employer require Participant to be based more than fifty (50) miles away from such office (except for required travel on Employer’s business to an extent substantially consistent with Participant’s customary business travel obligations in the ordinary course of business prior to a Change in Control).

Notwithstanding the foregoing, Participant must give written notice to the Corporate Secretary of Parent of the occurrence of an event or condition that constitutes Good Reason no later than ninety (90) days following the occurrence of such event or condition, and Employer shall have thirty (30) days from the date on which such written notice is received to cure such event or condition.  If Employer is able to cure such event or condition within such 30-day period (or any longer period agreed upon in writing by Participant and Employer), such event or condition shall not constitute Good Reason hereunder.  If Employer fails to cure such event or condition, Participant’s termination for Good Reason shall be effective immediately following the end of such 30-day cure period (or any such longer period agreed upon in writing by Participant and Employer).

“Incumbent Board” shall have the meaning provided in sub-section (ii) of the definition entitled “Change in Control.”

“Involuntary Termination” means, following a Change in Control, (i) Employer’s involuntary termination of Participant’s employment without Cause, or (ii) Participant’s resignation from Employer due to Good Reason within one year following such Change in Control.

“Parent” shall mean Tiffany & Co., and any successor to all or substantially all of its business and/or assets by operation of law or otherwise.

“Parent Board” shall mean the Board of Directors of Parent.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

“Retirement” shall mean Participant’s voluntary resignation from employment with Employer after reaching age 65, or after reaching age 55 if Participant has completed 10 years of employment with Employer prior to Participant’s Termination Date.

“Senior Officer” means an officer of Parent appointed by the Parent Board and having one or more of the following titles: Senior Vice President, Executive Vice President, or Chief Executive Officer.

“Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

“Share” means a share of Common Stock.

“Specified Employee” means a “specified employee” as defined in Code Section 409A(a)(2)(B)(i).

“Terminating Transaction” shall mean any one of the following:

(i)	the dissolution or liquidation of Tiffany & Co.;

(ii)	a reorganization, merger or consolidation of Tiffany & Co. with one or more Persons as a result of which Tiffany & Co. goes out of existence or becomes a subsidiary of another Person; or

(iii)	upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of Tiffany & Co. by another Person;

provided that none of the foregoing transactions (i) through (iii) will be deemed to be a Terminating Transaction, if as of a date at least fourteen (14) days prior to the date scheduled for such transaction provisions have been made in writing in connection with such transaction for the assumption of the Grant or the substitution for the Grant of a new grant covering the publicly-traded stock of a successor Person, with appropriate adjustments as to the number and kind of shares.

“Termination Date” shall mean the first day on which Participant’s employment with Employer terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of the transfer of employment between Employers; and further provided that such employment shall not be considered terminated while Participant is on a leave of absence approved by Employer or required by applicable law. If, as a result of a sale or other transaction, Employer ceases to be an Affiliate of Parent, the occurrence of such transaction shall be treated as the Termination Date, and Participant’s employment will be deemed to have been involuntarily terminated without cause.

“Tiffany & Co.” shall mean Tiffany & Co., a Delaware corporation.

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017

Schedule 4.5 to Tiffany and Company Executive Deferral Plan

1.	NVIT Money Market Fund - Money Market

2.	PIMCO VIT Total Return Admin. Fund - Bond

3.	MFS VIT Value Fund - Large Cap Value

4.	Fidelity VIP II Contra Fund - Large Cap Blend

5.	T. Rowe Price New America Growth Fund - Large Cap Growth

6.	Dreyfus Stock Index Fund - Large Blend

7.	NVIT Multi-Manager Small Cap Value Fund - Small Cap Value

8.	MS UIF Mid Cap Growth Fund - Mid Cap Growth

9.	Janus Aspen Series Overseas Fund - Foreign Large Growth

10.	Legg Mason ClearBridge Small Growth I - Small Cap Growth

11.	Goldman Sachs VIT Mid Cap Value Fund - Mid Cap Value

12.	Oppenheimer Global Securities VA Fund - Global Equity

13.	PIMCO VIT Real Return - Bond

14.	T. Rowe Price Limited Term Bond Fund - Short Term Bond

15.	NVIT Mid Cap Index Fund - Mid Blend

16.	Dreyfus IP Small Cap Index Fund - Small Blend

17.	MFS VIT II International Value Fund - Frn Large Value

18.	American Funds International 2 Fund - Frn Large Blend

Tiffany and Company Executive Deferral Plan
Amended and Restated as of January 19, 2017